Exhibit 10.2

Virginia H. Randt

The Hearst Corporation

959 Eighth Avenue

New York, NY 10019

Board of Directors

Hearst-Argyle Television, Inc.

888 Seventh Avenue, 27th  Floor

New York,  NY 10106

October 4, 2005

Dear Board Members,

Unfortunately, I find that my future plans will not allow me to devote the necessary time to the duties of a Hearst-Argyle Board member.  As a consequence, I herewith submit my resignation from the Board of Directors of Hearst-Argyle Television effective October 5, 2005.  I will continue to serve as a Trustee of the Hearst Family Trust and on the Boards of The Hearst Corporation and the Hearst Foundations and their committees.

For the past eight years it has been an honor to serve with all of you on the Board of Hearst-Argyle Television.

Sincerely,

/s/ Virginia H. Randt